Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

PodcastOne, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.00001 par value per share	(1)	Other	1,175,000	$4.19	$4,923,250.00	0.0001381	$679.90

Total Offering Amounts:						$4,923,250.00		679.90
Total Fee Offsets:								0.00
Net Fee Due:								$679.90

__________________________________________
Offering Note(s)

(1)	Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low prices per share of Registrant’s Common Stock on June 11, 2026 as reported by The Nasdaq Stock Market.

Covers 1,175,000 shares of the Registrant’s common stock, $0.00001 par value per share (“Common Stock”), issuable under certain Consulting Agreements, dated as of May 13, 2026 and June 10, 2026 (the “Agreements”), between Registrant and various Consultants. Pursuant to Rule 416 promulgated under the Securities Act, this registration statement shall also be deemed to cover any additional shares of Common Stock that may from time to time be offered or issued under the Agreements to prevent dilution resulting from stock splits, stock dividends or similar transactions that increases the number of outstanding shares of Common Stock.